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                                                                    EXHIBIT 4.2


                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        THE HALLWOOD GROUP INCORPORATED


         The undersigned does hereby certify that this Second Restated Certification of Incorporation of The Hallwood Group Incorporated (the "Restated Certificate") is duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions the Certificate of Incorporation of The Hallwood Group Incorporated as theretofore amended or supplemented, and that there is no discrepancy between those provisions and the provisions of this Restated Certificate. The Corporation was originally incorporated on September 30, 1981 under the name Atlantic Metropolitan Corporation.

         FIRST:  The name of the corporation is The Hallwood Group Incorporated.

         SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 10,500,000 shares, consisting of 10,000,000 shares of common stock, par value $.10 per share (hereinafter referred to as "Common Stock"), and 500,000 shares of preferred stock, par value $.10 per share (hereinafter referred to as "Preferred Stock"). A statement of the voting powers and of the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each class of stock is as follows:

                 1.       Common Stock

                          (a) The Common Stock is subject to such powers, rights, privileges, preferences and priorities of the Preferred Stock as are stated and expressed herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of Section 2 of this Article Fourth.

                          (b) Each share of Common Stock shall entitle the holder or holders thereof to one vote for such share upon all matters upon which stockholders have the right to vote.





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                          (c)     Restrictions on Transfer

                                       (i)         Until the earliest of July
                          31, 2009, such date as the Corporation shall no longer have any unutilized federal income tax net operating loss carryovers, capital loss carryovers or tax credit carryovers, whether or not such carryovers are currently in existence (the "Carryforwards") or such date after which Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), is repealed or so substantially modified such that, in the opinion of counsel to the Corporation, the restrictions on transfer described herein are no longer necessary to accomplish their intended purpose: (A) any attempted sale, transfer, assignment or other disposition (including the granting of any option (within the meaning of Section 382 of the Code and the Income Tax Regulations as now in effect or hereafter promulgated pursuant thereto (the "Regulations")) (any such option being referred to hereinafter as an "Option") or entering into of any agreement for the sale, transfer or other disposition), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise (a "Transfer'), of any share or shares of the Common Stock of the Corporation or of any Option to acquire such stock, to any person or entity or group of persons or entities acting in concert (a "Transferee") who or that owns or owned, directly, indirectly or by application of the constructive ownership rules set forth in Sections 382 and 318 of the Code and the Regulations, or in any other manner representing "ownership" under any circumstances for purposes of
                          Section 382 of the Code and the Regulations
                          (collectively, "Owns" or "Owned"), at any time during the four-year period ending on the day of the Transfer, an aggregate number of shares of the Corporation's stock (taking into account for this purpose all interests in the Corporation that are treated as stock for purposes of Section 382(g)(1) of the Code and no other interests in the Corporation (any interest that is so treated being referred to hereinafter as "Stock")) having a fair market value equal to or greater than 4.75% of the fair market value of the Corporation's then outstanding Stock shall be void ab initio insofar as it purports to transfer ownership to such Transferee of any shares of Common Stock or any Option to acquire Common Stock and (B) any attempted Transfer of any share or shares of the Common Stock of the Corporation or of any Option to acquire Common Stock to any Transferee not described in clause (A) hereof who or that would Own, as a result of the Transfer of any share or shares of the Corporation's Stock or of any Option to acquire the Corporation's Stock, an aggregate number of shares of the Corporation's Stock having a fair market value equal to or greater than 4.75% of the aggregate fair market value of all of the Corporation's Stock then outstanding, shall, as to the number of shares representing such excess over 4.75%, be void ab initio insofar as it purports to transfer





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                          ownership to such Transferee of any shares of Common
                          Stock or any Option to acquire Common Stock.

                                       (ii)        The restrictions contained
                          in subparagraph (i) of this Paragraph 1(c) of this Article Fourth have been included herein for the purpose of reducing the risk of occurrence of an "ownership change" within the meaning of Section 382(g) of the Code and the Regulations that would result in the disallowance or limitation of the Corporation's utilization of the Carryforwards and to maintain the tax advantage of the Corporation associated with the Carryforwards.

                                      (iii)        Neither clause (A) nor
                          clause (B) of subparagraph (i) of this Paragraph 1(c) of this Article Fourth shall restrict any Transfer of Common Stock of the Corporation if (A) the prior written approval of the Board of Directors of the Corporation (based on a majority vote of the Board of Directors) shall have been obtained with respect to such Transfer and (B) if so requested by the Board of Directors, counsel to the Corporation shall have delivered its opinion that such Transfer would not result in an "ownership change" within the meaning of
                          Section 382(g) of the Code and the Regulations that would result in the elimination or limitation of the Corporation's utilization of the Carryforwards. The Board of Directors shall have the authority, in its sole discretion, to adopt procedures for the orderly and effective administration and implementation of this Paragraph (c) and, in deciding whether to approve any proposed Transfer of Common Stock of the Corporation, the Corporation acting through any officer may request all relevant information, as well as an opinion of counsel in form and substance reasonably satisfactory to the Board of Directors.
                          No employee or agent of the Corporation shall be permitted to record any attempted or purported Transfer of Common Stock of the Corporation made in violation of this Article Fourth and no Transferee of Common Stock of the Corporation attempted to be Transferred in violation of this Article Fourth shall be deemed to have acquired ownership of Common Stock for any purpose. Such intended Transferee shall not be entitled to any rights as a shareholder of the Corporation with respect to such Common Stock including, but not limited to, the right to vote such Common Stock or to receive any distributions in respect thereof, whether as dividends or in liquidation.

                                       (iv)        If the procedures adopted by
                          the Board of Directors so require, the Corporation's transfer agent shall not issue any certificates effecting the Transfer, assignment or disposition or purported Transfer, assignment or other disposition of legal ownership of any shares of Common Stock unless the transfer agent receives from the proposed Transferee, in addition to any other information requested by it, a certificate signed under penalty of perjury attesting to the fact that the





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                          Transferee does not, and will not as a result of the
                          proposed Transfer, assignment or other disposition, own an aggregate number of shares of the Corporation's outstanding Stock having a fair market value equal to or greater than 4.75% of the aggregate fair market value of all of the Corporation's outstanding Stock. If at any time the Corporation's transfer agent receives a request to make a change in record ownership of shares of Common Stock of the Corporation that, if effected, would appear to the transfer agent on the basis of information in its possession to constitute a violation of this Article Fourth, then, prior to registering such change in ownership on the books of the Corporation, the transfer agent shall notify the Corporation. If the Board of Directors or an officer of the Corporation designated by the Board of Directors determines that the proposed change in ownership would violate this Article Fourth, then the Corporation shall so advise the transfer agent and the transfer agent shall not make such change in ownership on the books of the Corporation and shall return the stock certificates representing such shares to an agent designated by the Corporation (the "Agent").

                                       (v)         Unless approval of the Board
                          of Directors is obtained as provided in subparagraph
                          (iii) above, any attempted Transfer of shares of Common Stock of the Corporation or any Option to acquire shares of Common Stock of the Corporation in excess of the shares that could be Transferred to the Transferee without restriction under subparagraph (i) above shall not be effective to Transfer ownership of such excess shares or Options (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall be the property of the Agent until such time as the Prohibited Shares are resold as set forth in subparagraph (A) or subparagraph (B) below. The Purported Acquiror, by acquiring ownership of shares of Common Stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all of the provisions of this Paragraph (1)(c) and to have agreed to act as provided in the following subparagraph (A).

                                        (A)     Upon demand by the Corporation,
                          the Purported Acquiror shall transfer any certificate, or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to the Agent designated by the Corporation. If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in any arm's-length transaction





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                          after purportedly acquiring them, the Purported
                          Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subparagraph (B) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

                                        (B)     The Agent shall sell in an
                          arm's-length transaction (through a stock exchange, if any, on which the Common Stock is traded, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, and
                          (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to any entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amount inure to the benefit of the Corporation or the Agent, but said amounts may be used to cover expenses incurred by the Agent.

                                        (C)     Within thirty (30) business
                          days of learning of a purported Transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this subparagraph shall preclude the Corporation in its discretion from immediately bringing legal proceedings





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                          without a prior demand, and also provided that
                          failure of the Corporation to act within the time periods set out in this subparagraph shall not constitute a waiver of any right of the Corporation to compel any transfer required by this Paragraph
                          (1)(c).

                                        (D)     For a period of ninety (90)
                          days after learning of an attempted or purported Transfer or unpermitted registration of shares in violation of this Paragraph 1(c), the Corporation may elect to acquire such shares at the same purchase price agreed to be paid by the intended Transferee, in which case the Corporation shall be obligated to pay to the intended Transferee of such shares the amount of any payments made by such intended Transferee to the transferor for such shares; such amounts shall be payable to the intended Transferee in three equal installments, without interest. The first such installment shall be payable within ten days after the Corporation exercises such right and the remaining installments shall be payable on the first and second anniversaries, respectively, of such exercise. The Corporation may exercise such election by giving written notice thereof to the intended Transferee.

                                        (E)     Upon a determination by the
                          Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding subparagraph as it deems advisable to give effect to the provisions of this Paragraph
                          (1)(c) including, without limitation, refusing to give effect on the books of the Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer.

                                       (vi)        Until the earliest of July
                          31, 2009, such date as the Corporation shall no longer have any unutilized Carryforwards or such date after which Section 382 of the Code is repealed or so substantially modified such that, in the opinion of counsel to the Corporation, the restrictions on transfer described in this Paragraph (1)(c) of this Article Fourth are no longer necessary to accomplish their intended purpose, all certificates representing shares of Common Stock shall conspicuously bear the following legend:

                                  "THE SHARES REPRESENTED BY THIS CERTIFICATE
                          ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN ARTICLE FOURTH OF THE CORPORATION'S CERTIFICATE OF INCORPORATION, THE TEXT OF WHICH IS SUMMARIZED ON THE REVERSE SIDE OF THIS CERTIFICATE. ANY ATTEMPT TO ACQUIRE COMMON STOCK OF THE CORPORATION IN VIOLATION OF SUCH RESTRICTIONS SHALL





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                          BE NULL AND VOID AND MAY RESULT IN FINANCIAL LOSS TO
                          THE PERSON OR ENTITY ATTEMPTING SUCH ACQUISITION."

                                     (vii)         Nothing in this Article
                          Fourth shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc.

                 2.       Preferred Stock

                          (a) The Board of Directors is expressly vested with authority to issue the Preferred Stock from time to time in one or more series of such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock, and in such resolution or resolutions providing for the issue of shares of each particular series the Board of Directors is also expressly vested with authority to fix:

                                       (i)         the number of shares to
                          constitute such series, provided that, unless otherwise stated in any such resolution or resolutions, such number of shares which are not outstanding may be increased or decreased by the Board of Directors;

                                      (ii)         the rate and times at which,
                          and the conditions under which, dividends shall be payable on shares' of such series, and the status of such dividends as cumulative or noncumulative and as participating or nonparticipating and whether such dividends shall be payable in preference to, or the terms under which such dividends shall be payable in relation to, the dividends payable on any other class or classes of any other series of stock;

                                     (iii)         with respect to any series
                          of Preferred Stock which is to be redeemable, whether shares of such series shall be redeemable at the option of the holder thereof or the corporation or upon the happening of a specified event, and the cash, property or rights, including securities of any other corporation, for which, the price or prices or rate or rates, including any adjustments, at which, and the time or times and/or terms or conditions, if any, at or upon which, shares of such series shall be redeemable;

                                      (iv)         with respect to any series
                          of Preferred Stock which is to be convertible or exchangeable, whether shares of such series shall be convertible or exchangeable at the option of the holder thereof or the corporation or upon the happening of a specified event, the other class or classes of stock or other series of Preferred Stock for which, the price or prices or rate or rates of exchange, including any adjustments, at which,





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                          and the time or times and/or conditions, if any, at
                          or upon which, shares of such series shall be convertible or exchangeable;

                                       (v)         the terms of the sinking
                          funds or redemption or purchase account, if any, to be provided for shares of such series, including the extent to and manner in which such sinking fund or redemption or purchase account shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes;

                                      (vi)         the rights of the holders of
                          shares of such series upon liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation;

                                     (vii)         limitations, if any,
                          applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, or the use of monies for the purchase or redemption of, the Common Stock or any class of stock ranking, as to dividends or upon liquidation, on a parity with or junior to the shares of such series;

                                    (viii)         the full or limited voting
                          rights, if any, to be provided for shares of such series; and

                                      (ix)         any other preferences and
                          relative, participating, optional or other such special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

                 so far as not inconsistent with the provisions of the Certificate of Incorporation, as amended to the date of such resolution or resolutions, and to the full extent now or hereafter permitted by the laws of the State of Delaware. All shares of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided above; provided, however, that all shares of each series shall be identical and of equal rank except as to the time from which cumulative dividends, if any, thereon shall cumulate.

                          (b) The Board of Directors is also expressly vested with authority to amend any of the provisions of any resolution or resolutions providing for the issue of any series of Preferred Stock, subject to any class voting rights of the holders of any series of Preferred Stock contained in the resolution or resolutions providing for the issue of such series and subject to the requirements of the laws of the State of Delaware.

                          (c) Shares of Preferred Stock which have been issued and reacquired in any manner by the corporation (excluding, until the corporation elects to retire





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                 them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, whether through the operation of a retirement or sinking fund or otherwise, and shares which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or series) shall, upon compliance with any applicable provisions of the laws of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part (if the terms of such series do not prohibit such reissue) or as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue.

                          (d) Pursuant to this Article Fourth, the Board of Directors fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of a series of Preferred Stock consisting of 250,000 shares designated as the Series B Preferred Stock (referred to herein as the "Series B Preferred Stock") which shall rank equally in all respects and shall be subject to the following provisions:

                                       (i)      Rank.  The Series B
                 Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank prior to all classes of the Corporation's Common Stock.

                                      (ii)      Dividends.

                                        (A)     The holders of the Series B
                          Preferred Stock shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, dividends in cash at a rate of $.20 per share per annum, provided, however, that the Board of Directors shall declare a dividend on the Series B Preferred Stock annually in each of the first five years from and after July 20, 1995, the effective date of this Certificate of Designations. Such dividends (a) shall accrue and be cumulative from July 20, 1995 through the conclusion of the fifth anniversary of such date, whether or not earned or declared and whether or not funds are legally available therefor, and (b) after the conclusion of such fifth anniversary, shall not accrue, accumulate or be payable, unless and until declared by the Board of Directors.

                                        (B)     Dividends declared pursuant to
                          Section (ii)(A) above shall be payable annually, in arrears, on March 1 of each year, to the holder of record on such respective dates as may be fixed by the Board of Directors in advance of payment of each such dividend. Dividends payable on the Series B Preferred Stock for any period less than a full year shall be computed based on a 365-day year or 366-day year, as the case may be, and the actual number of days elapsed in the period for





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                          which payable.  Any accumulation of such dividends on
                          the Series B Preferred Stock not paid in full on the date fixed by the Board of Directors for payment of such dividends (the "Dividend Payment Date") shall bear simple interest at a rate of 9.0% per annum from the Dividend Payment Date until paid. All dividends paid with respect to shares of Series B Preferred Stock pursuant to Section (ii)(A) shall be paid pro rata to the holders of the Series B Preferred Stock. In the event that the funds of the Corporation legally available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable in any dividend period with respect to the Series B Preferred Stock, the amount of such legally available funds shall be allocated for the payment of dividends with respect to the Series B Preferred Stock pro rata based upon the Liquidation Preference thereof (as defined in Section
                          (iv)(A) below). At any time and from time to time thereafter when additional funds of the Corporation become legally available for the payment of dividends, such funds shall be used to pay the balance of any accrued but unpaid dividends and any interest thereon.

                                        (C)     So long as any shares of the
                          Series B Preferred Stock shall remain outstanding, the Corporation will not declare or pay any cash dividend, make a cash distribution, or purchase, acquire, redeem, pay monies to the holders of, or set aside or make monies available for a sinking fund for the purchase or redemption of, any shares of Common Stock unless all accrued and unpaid dividends and interest in respect of the Series B Preferred Stock have been paid or declared and duly provided for.

                                     (iii)      Redemption.

                                        (A)     Mandatory Redemption.  On July
                          20, 2010, to the extent the Corporation shall have legally available funds therefor, the Corporation shall redeem the remaining outstanding shares of Series B Preferred Stock, at a redemption price (hereinafter the "Redemption Price") of 100% of the Liquidation Preference per share, together with an amount equal to the sum of all accrued and unpaid dividends and interest thereon to such redemption date, in cash, and in the manner provided in subparagraphs (iii)(C)(1) through (iii)(C)(4) below;provided, however, that if there are insufficient legally available funds for redemption under this Section (iii)(A) at the redemption date, the Corporation shall redeem all or part of the remainder of the shares of Series B Preferred Stock subject to redemption from time to time or as soon as the Corporation has sufficient funds which are legally available therefor until all such shares of Series B Preferred Stock have been redeemed.





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                                        (B)     Optional Redemption.  The
                          Corporation may redeem at any time, or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in subparagraphs (iii)(C)(1) through (iii)(C)(4) below, any and all shares of Series B Preferred Stock at a redemption price of 100% of the Liquidation Preference per share, together with an amount equal to the sum of all accrued and unpaid dividends and interest thereon to the date fixed for redemption.

                                        (C)     Procedure for Redemption.

                                                (1)      With respect to any
                          redemption of fewer than all the outstanding shares of Series B Preferred Stock, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors.

                                                (2)      Not less than thirty
                          (30) nor more than ninety (90) days prior to the redemption date, written notice of the time and place of redemption (hereinafter, the "Redemption Notice") shall be given to each holder of record of the Series B Preferred Stock so to be redeemed, addressed to such holder at his or its post office address as the same shall appear upon the books of the Corporation. The Redemption Notice shall state: (a) the redemption date; (b) the number of shares to be redeemed from such holder and the total number of shares of Series B Preferred Stock to be redeemed;
                          (c) the Redemption Price; and (d) the place where certificates for such shares are to be surrendered for payment of the Redemption Price.

                                                (3)      On or before the
                          redemption date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender his or its certificate or certificates (endorsed in such manner as may be required by the Corporation, or not endorsed if not required by the Corporation) to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid to or on the order of such holder.

                                                (4)      In the event less than
                          all the shares of Series B Preferred Stock represented by any such surrendered certificate are redeemed, a new certificate shall be issued by the Corporation to the registered holder of such surrendered certificate representing the unredeemed shares.





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
                                        (D)     Effect of Redemption.

                                                (1)      The shares of Series
                          B Preferred Stock which have been redeemed shall not be reissued and each surrendered certificate shall be canceled. The Corporation shall from time to time cause all such shares redeemed to be retired in the manner provided by law. Such retired shares of Series B Preferred Stock shall resume the status of authorized but unissued and non-designated shares of Preferred Stock of the Corporation.

                                                (2)      From and after the
                          date fixed for redemption, (a) the shares of Series B Preferred Stock so designated for redemption shall no longer be transferable on the books of the Corporation (except with the consent of the Corporation); (b) such shares shall not be deemed to be outstanding for any purpose whatsoever (unless default shall be made by the Corporation in payment of the Redemption Price); (c) the holders thereof shall cease to be stockholders with respect to such shares and shall be entitled only to receive the Redemption Price thereof and (d) dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue. If the Corporation shall default in making payment of the Redemption Price, then such shares so called for redemption and then unpaid shall continue to be outstanding as if no such call for redemption had been made.

                                    (iv)        Rights on Liquidation,
                          Dissolution, etc..

                                        (A)     Upon any voluntary or
                          involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $4.00 for each share outstanding (the "Liquidation Preference"), plus an amount in cash equal to any and all accrued but unpaid dividends and interest thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the stock of the Corporation ranking as to liquidation, dissolution or winding up junior to the Series B Preferred Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and outstanding shares of securities ("Parity Securities") of the Corporation ranking on a parity with the Series B Preferred Stock as to liquidation, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock are entitled were paid in full.

                                        (B)     The sale, conveyance, exchange
                          or transfer of all or substantially all of the property and assets of the Corporation or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, shall not be deemed a dissolution, liquidation or winding up of the affairs of the Corporation for purposes of this Section (iv).

                                    (v)         Voting; Consent.

                                        (A)     The holders of the shares of
                          Series B Preferred Stock shall not be entitled to vote on matters which may be the subject of proper action by stockholders of the Corporation except as otherwise provided by law.

                                        (B)     In any vote by the holders of
                          Series B Preferred Stock as may be required by law, each holder of Series B Preferred Stock shall be entitled to one (1) vote for each share of Series B Preferred Stock.

                                        (C)     No consent of holders of the
                          Series B Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the creation of any class of stock of the Corporation subordinate, pari passu or senior to the Series B Preferred Stock as to the payment of dividends and upon liquidation of the Corporation, or
                          (iii) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

                                        (D)     Except as expressly set forth
                          herein, the holders of the Series B Preferred Stock shall have no other rights other than those provided by applicable Delaware law.

                 3.       General

                          (a) No dividend shall be declared or paid on any capital stock of the corporation which shall impair the capital of the corporation nor shall any distribution of assets be made to any stockholder unless the value of the assets of the corporation remaining after such payment or distribution is at least equal to the aggregate of its debts, liabilities and capital. A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officers or by independent public accountants as to the value and amount of the assets, liabilities, net profits, capital stock and surplus of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

                          (b) No holder of any shares of capital stock of the corporation of any class now or hereafter authorized shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any shares of capital stock of the corporation of any class now or hereafter authorized or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments (or securities carrying such warrants or other instruments) evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, securities, warrants or other instruments be unissued or issued and thereafter acquired by the corporation; provided, however, that nothing herein shall preclude or limit the Board of Directors from granting any such rights in connection with the issuance of shares of any class or series of capital stock of the corporation.

                          (c) For the purposes of this Article Fourth, a dividend shall be deemed to have been paid or a distribution to have been made at such time as the corporation shall have irrevocably deposited with any disbursing agent therefor or otherwise irrevocably set aside for the payment or distribution thereof cash or other property of the corporation in an amount equal to such dividend or distribution.

         FIFTH: The business and property of the corporation shall be managed by a Board of Directors. The number of directors constituting the board shall be such number not less than five nor more than fourteen as shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors.

         SIXTH: The Directors on the Board of Directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes. If the total number of directors is evenly divisible by three, then each class shall have one-third of the total number of directors. If the total number of directors is not evenly divisible by three, the Board of Directors shall by resolution determine the number of directors in each class, which shall be, as nearly as possible, the same for each class.
All directors of the corporation shall hold office until their resignation or removal or until their successors are duly elected and qualified. The directors of the first class shall hold office until the first annual meeting of the stockholders to be held after the Effective Date and until their successors are duly elected and qualified; the directors of the second class shall hold office until the second annual meeting of the stockholders to be held after such date and until their successors are duly elected and qualified; and the directors of the third class shall hold office until the third annual meeting of the stockholders to be held after such date and until their successors are duly elected and qualified. At each annual meeting of the stockholders, the successors to the class of directors whose terms shall expire in that year shall be elected, and said successors shall hold office until the third following annual meeting of stockholders and until the election and qualification of their respective successors. If successors to the class of directors whose term shall expire at an annual meeting of stockholders are not elected at such meeting or if such meeting is not held, directors may be elected at a special meeting of stockholders as successors to that class of directors.

         SEVENTH: Subject to the provisions of Article Fourth, this Certificate of Incorporation may be amended by the vote of the holders of stock having a majority of the voting power of the stock of the corporation entitled to vote at any annual or special stockholders' meeting.

         EIGHTH: The Bylaws of the corporation may be amended or repealed and new Bylaws may be adopted by the vote of the holders of stock having a majority of the voting power of the stock of the corporation entitled to vote at any annual or special stockholders' meeting or by the vote of a majority of the directors present at a duly called and held meeting of the Board of Directors at which a quorum is present or by unanimous written consent of the directors but such right of the directors cannot divest or limit such right of the stockholders to adopt, amend or repeal by Bylaws.

         NINTH: The corporation shall indemnify to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in Section 145 of the General Corporation Law of Delaware, or other provisions of the laws of Delaware relating to the indemnification of officers, directors, employees and agents, as from time to time in effect. The foregoing shall not be construed to limit the powers of the Board of Directors to provide any other rights of indemnity which it may deem appropriate.

         TENTH: No director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Tenth nor the adoption of any provision of the certificate of incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         IN WITNESS WHEREOF, The Hallwood Group Incorporated has caused this Restated Certificate to be signed by Melvin J. Melle, its Vice President, Chief Financial Officer and Secretary, this 1st day of September, 1995.

                                       THE HALLWOOD GROUP INCORPORATED



                                       By:   /s/ Melvin J. Melle
                                             -----------------------------------
                                             Melvin J. Melle
                                             Vice President, Chief Financial
                                             Officer and Secretary





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